Exhibit 10.19
Dated 17th July 2007
TALBOT UNDERWRITING SERVICES LTD
- and -
Charles Neville Rupert Atkin

SERVICE AGREEMENT

THIS AGREEMENT is made on 17th July 2007
BETWEEN
(1)	TALBOT UNDERWRITING SERVICES LTD (Company No. 03043304), whose registered office is Gracechurch House, 55 Gracechurch Street, London, EC3V 0JP (the Company); and

(2)	Charles Neville Rupert Atkin of Shepherds Gate, Colemans Hatch, Hartfield, East Sussex TN7 4HF (the Executive)
WHEREBY IT IS AGREED as follows:
1.	Definitions

In this Agreement:

Accrued Bonus	means in respect of the Executive’s bonus allocated for the 2006 Year and in respect of the Executive’s bonus awarded in May 2007, conditional upon the sale of Talbot Holdings Ltd to Validus Holdings, Ltd as set out in Appendix 3.

Associated Company	means any company with which the Company is connected in accordance with section 839 of the Income and Corporation Taxes Act 1988.

Board	means the Board of Directors for the time being of Talbot Holdings Ltd.

Commencement Date	01 October 1990.

Good Leaver	means if, at the time of the Executive’s termination of employment, the Executive’s employment has terminated other than due to one of the following reasons:

(i) he has ceased to be an Employee before the date of 2 July 2007

(ii) he has ceased to be an Employee after 2 July 2007 in circumstances justifying summary dismissal without notice

(iii) he has been dismissed for material or persistent breaches of his duties as employee or

(iv) he has given notice of termination of his employment before or after 2 July 2007 except in circumstances where he has been advised by his employer of a materially adverse change to his position in the Group or the terms and conditions of his employment.
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Termination Date	means the date of termination of the Executive’s employment under this Agreement.

Warranties	means the Warranties as defined in the Share Sale Agreement dated 15 May 2007 between (1) the persons named in Schedule 1 (2) Talbot Holdings Limited and (3) Validus Holdings, Ltd.

Year	is as defined in the Talbot Group Staff Profit Share Plan.
2.	Term of Appointment

2.1	The Executive shall be employed by the Company subject to the terms and conditions set out in this Agreement as Director of Underwriting/Active Underwriter of Talbot Syndicate 1183.

2.2	The Executive’s employment commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than 12 months’ prior notice in writing. If the Executive has any previous employment which counts as part of their continuous period of employment for the purposes of this employment, the Commencement Date of their previous employment will be shown above.

2.3	Notwithstanding Clause 2.2, the Company may, in its sole and absolute discretion, terminate the Executive’s employment with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the base salary (as at the Termination Date) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at Clause 2.2 (or, if notice has already been given, during the remainder of the notice period) less applicable income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(i)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made other than any unpaid amount of the Accrued Bonus if the Executive is a Good Leaver; and

(ii)	any payment in respect of benefits (excluding pension) which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made.
2.4	The Executive’s employment shall terminate on the date on which the Executive reaches the age of 65. This is the subject to the Company complying with the relevant provisions of the Employment Equality (Age) Regulations 2006 relating to retirement.

3.	Powers and Duties

3.1	The Executive’s position is contained in clause 2.1 above. The Executive may be reasonably required by the Company to undertake such other duties within their range of experience and skills as may be necessary from time to time.

3.2	The Executive shall:

3.2.1	comply with all reasonable directions from, and all regulations of, the Company or, as appropriate, any Associated Company;
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3.2.2	report to the Chief Executive and shall at all times promptly give to the Chief Executive or to their nominated representative (in writing if so requested) all information, advice and explanations as they may reasonably require in connection with matters relating to their employment or directorship under this Agreement or in relation to the business of the Company or any Associated Company generally;

3.2.3	devote the whole of their time, attention and abilities during their working hours to carrying out their duties under this agreement in a proper, loyal and efficient manner;

3.2.4	at all times promote the interests of and maintain the goodwill of the Company and any Associated Company and not knowingly do or willingly permit to be done anything that may result in loss, other than in the normal course of business, or harm to the Company or any Associated Company; and

3.2.5	not at any time make any untrue or misleading statement relating to the Company or any Associated Company.

4.	Hours of Work

4.1	The Executive is normally required to work 40 hours per week including a daily lunch break of one hour. There will be no additional payment for hours worked in excess of the Executive’s normal hours of work.

4.2	The normal hours of work will be 9.30am to 5.30pm, Monday to Friday or such other hours as may from time to time be notified to the Executive in writing.

4.3	The Executive may also be required to work such additional hours as may be necessary for the proper performance of their duties but that will not exceed an average of 48 hours in any 17 week period.

5.	Place of Work

5.1	The Executive’s normal place of work shall be 55 Gracechurch Street, London, EC3V 0JP or at such other place within London as the Company may from time to time determine.

5.2	In addition, the Executive shall, in the proper performance of his duties and for the purpose of business trips, travel to such places both within the United Kingdom and abroad as the Company may from time to time require. The Company does not envisage at the present time that the Executive will be required to work outside the United Kingdom for a continuous period of more than one month during their employment. The Executive will be given written notification if there is a change in this position.

6.	Salary

6.1	The Executive shall receive a base salary of £260,000 per annum (subject to normal PAYE deductions) payable in arrears by twelve monthly installments by direct credit transfer to the Executive’s bank account by no later than the 24th day of each month.

6.2	It is the policy of the Company to review salaries annually in April although there is no obligation on the Company to increase them. You will be notified in writing of any change to your salary.
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6.3	The Executive shall be eligible to be considered for a discretionary bonus at the sole discretion of the board of directors of Validus Holdings, Ltd (Validus). The portion of the Executive’s bonus for 2006 payable in April 2008, if any, shall be paid in accordance with existing Talbot Group Staff Profit Share Plan. In addition the Executive’s bonus for 2007 shall be calculated and be payable in accordance with the existing Talbot Group Staff Profit Share Plan. The Executive shall not be entitled to receive any bonus, other than any unpaid amount of his Accrued Bonus if he is a Good Leaver, if, on the date such bonus is due to be paid, the Executive is under notice of termination (regardless of whether the Company or the Executive has given such notice), he is on garden leave pursuant to Clause 17 or if his employment has terminated.

6.4	The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any Associated Company and the Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

7.	Restricted Shares

7.1	The Executive shall be awarded 152,174 restricted shares of Validus under the Validus Long Term Incentive Plan. The terms of this award are subject to the Restricted Share Agreement between the Executive and Validus at Appendix 2 (RSA), which the Executive is required to enter into before the shares are awarded.

8.	Pension

8.1	During each year of the Executive’s employment, the Company shall contribute an amount equal to 20% of the Executive’s base salary in equal monthly installments in arrears to the Talbot Underwriting Services Ltd Group Personal Pension Plan or such other scheme that the Company may put in place from time to time. The Company’s contributions to such scheme shall be subject to the rules of the scheme and the tax relief and exemptions available from HMRC, as amended from time to time.

8.2	No contracting out certificate under the Pensions Schemes Act 1993 is in force in respect of the Executive’s employment under this Agreement.

9.	Other Benefits

9.1	The Executive will be eligible to participate in the private medical insurance scheme operated by the Company which provides cover for the Executive, their spouse, civil partner or long term partner and dependent children, subject to cover being accepted by the insurance company and to any conditions that the insurance company may impose.

9.2	The Executive shall be entitled to participate in the Company’s life assurance scheme which shall pay to the Executive’s dependents, if the Executive dies during his employment, a sum equal to: four times the Executive’s salary if the Executive’s marital status is single; or eight times the Executive’s salary if the Executive is married or has a civil partner or long term partner. Participation is subject to:
(i)	the terms of the Company’s life assurance scheme, as amended from time to time;
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(ii)	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

(iii)	the Executive satisfying the normal underwriting requirements of the relevant insurance provider.
9.3	The Executive will be eligible to join the permanent health insurance plan operated by the Company from time to time and the premium in connection with such plan will be paid for by the Company. Benefit will be payable only in accordance with the terms of the plan. If benefit is refused by the insurer there will be no obligation on the Company to make any payment to the Executive. If the insurer accepts a claim under the terms of the plan from time to time in force, the Executive shall, from the date of such acceptance, no longer be eligible to receive any base salary but the Executive will continue to be eligible to participate in the private medical insurance scheme pursuant to Clause 9.1 above, subject to cover being accepted by the insurance company and to any conditions that the insurance company may impose. Further details are set out in the Staff Handbook.

9.4	Details of other benefits to which the Executive may be entitled are set out in the Staff Handbook.

10.	Expenses

10.1	The Company shall reimburse to the Executive against production of receipts, if requested, all reasonable traveling (other than to and from the usual place of work), hotel, entertainment and other out-of-pocket expenses which the Executive may from time to time be authorized to incur in the execution of his duties under this agreement. Further details are set out in the Staff Handbook.

11.	Holidays

11.1	In addition to normal bank and public holidays applicable in England the Executive will be entitled to 30 working days paid holiday in every calendar year, which are to be taken at such time or times as may be approved by the Executive’s direct report as set out in Clause 3.2.2. If the Executive is working part-time, the amount of paid holiday will be calculated on a pro rata basis and notified to them.

11.2	The Company’s holiday year runs from 1 January to 31 December.

11.3	Upon termination the Company may at its discretion require the Executive to take, during his notice period, any holiday entitlement which has accrued by the Termination Date but which has not been taken.

11.4	If the Executive’s employment commences or terminates part way through a holiday year, the Executive’s entitlement to holiday during that year will be assessed on a pro rata basis. Subject to the Company’s discretion at Clause 11.2 above, payment for holiday entitlement accrued but not taken will only be made on termination of employment. If, on termination, the Executive has taken more holiday than his accrued holiday entitlement, he will be required to reimburse to the Company in respect of the excess days taken and the Executive hereby authorizes the Company to make deductions in respect of the same from his final salary payment. For the avoidance of doubt, a day’s holiday pay is 1/260 of the Executive’s base salary
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11.5	Further details regarding holidays are set out in the Staff Handbook.

12.	Confidential Information

12.1	For the purposes of this Clause 12, confidential information means, without limitation:
(i)	trade secrets;

(ii)	any inventions or improvements which the Executive may from time to time make or discover in the course of his duties;

(iii)	details of clients including insureds and reinsureds, premiums charged to them and premiums paid to reinsurers, claims, account information, the services provided and the Company’s or any Associated Company’s terms of business with clients, brokers, coverholders and other agents;

(iv)	business marketing plans, budgets and accounts;

(v)	any proposals relating to the future of the Company or any Associated Company or its or their business or any part thereof;

(vi)	details of employees and officers of the Company or any Associated Company and of the remuneration and other benefits paid to them;

(vii)	information relating to business matters, corporate plans, management systems, finances, marketing or sales of any past, present or future products or services, processes, designs, know how, pitch lists, policy wordings, broker lists, intermediary lists, customer lists, analyses, data, spreadsheets, models, software, applications and technical information relating to the creation, production or supply of any past, present or future products or services of the Company or any Associated Company, any information given to the Company or any Associated Company in confidence by clients, insureds, reinsureds, brokers, agents, intermediaries, coverholders or other persons and any other information (whether or not recorded in documentary form, or on computer disk or tape) which is confidential or commercially sensitive and is not in the public domain; and

(viii)	any other information which is notified to the Executive as confidential.
12.2	The Executive shall not, either during his employment or thereafter, except in the proper course of his duties or as required by law or regulation/regulators, use for his own or another party’s benefit, or divulge or disclose to any person any Confidential Information concerning the business or affairs of the Company or any Associated Company, or any of its or their clients, customers, insureds, reinsureds, brokers, agents, intermediaries or coverholders which may have come to his knowledge at any time during his employment by the Company or any Associated Company. This Clause will cease to apply to information which enters the public domain other than (directly or indirectly) through the acts or omissions of the Executive.

13.	Competitive Activities

13.1	During the term of this Agreement the Executive shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent
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of any other firm, company or other person or assist, be concerned in or have any financial interest, whether directly or indirectly, in any other business or profession including a business that is not trading that is in competition with the Company or any Associated Company. The Executive may hold or acquire not more than 4%, by way of bona fide investment only, of the shares or other securities of any company in competition with the Company or any Associated Company which are listed or dealt in on any recognised Stock Exchange, provided that the Executive promptly discloses such holding or acquisition to the Company or Associated Company. The Company may require the Executive to divest of any investment in any particular case on the ground that such other company is or may be carrying on a business competing or intending to compete with the business of the Company or any Associated Company or may cause a conflict of interests between those of the Company or any Associated Company and those of such company or the Executive or may breach any law or regulation binding on the Company, any Associated Company or the Executive.

13.2	In addition the Executive shall be entitled to engage in such activities as may be appropriate in order to manage his personal investments in so far as such activities do not materially interfere or conflict with the Executive’s performance of his duties under this Agreement.

14.	Post-Termination Restrictions

14.1	The Executive will not, directly or otherwise or on behalf of any other person, without the prior written consent of the Board, for the Restricted Period, in respect of any business which is in competition with any Restricted Business, offer employment to or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Executive.

In the above Clause 14.1 the following words and phrases have the following meanings:

Restricted Business means those of the businesses of the Company and any Associated Company with which the Executive was involved to a material extent at any time during the period of 12 months ending on the Termination Date;

Restricted Executive means any person who at the Termination Date was an employee of the Company or any Associated Company (excluding secretarial, administrative and clerical staff), who could materially damage the interests of the Company or any Associated Company if he became engaged or employed in any business concern in competition with any Restricted Business and with whom the Executive worked closely during the period of 12 months ending on the Termination Date;

Restricted Period means the period of 12 months after the Termination Date, less:
(i)	any period that the Executive has spent on garden leave pursuant to this Agreement; and

(ii)	any period between the date of notice and the Termination Date during which the Executive was not on garden leave.
14.2	The Executive agrees and acknowledges that before entering into this Agreement he had the opportunity to obtain independent legal advice on the restrictions in this Clause 14 that the restrictions set out above are no wider or more restrictive than is reasonably necessary for the protection of the legitimate business interests of the Company and/or any Associated Company and further that the effect of those restrictions is not such as to prevent the Executive from earning a living.
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14.3	The Executive agrees that the restrictions contained in Clause 14 of this Agreement shall be read and construed independently of the others and that all such restrictions are considered reasonable by the parties to this Agreement. In the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part of it were deleted or the period scope or distance of application reduced the parties to this Agreement agree that such restriction shall apply with such modification as may be necessary to make it valid and effective and that any such modification shall not affect the validity of any other restriction contained in this Agreement.

14.4	Without prejudice to the Company’s right to enforce this Agreement in respect of any Associated Company it is agreed that the covenants contained in this Clause 14 shall inure for the benefit of any relevant Associated Company and that the same shall be enforceable against the Executive by that Associated Company as if it were a party to this Agreement.

15.	Return of Property

15.1	For the purposes of this Clause 15, Property means keys, computer equipment, all lists of clients or customers, correspondence and all other documents, papers and records (including, without limitation, any records stored by electronic means, together with any codes or implements necessary to give full access to such records), system designs, software designs, software programmes (in whatever media), presentations, proposals or specifications which may have been prepared by the Executive or have come into their possession, custody or control in the course of their employment.

15.2	The Executive shall promptly whenever requested by the Company and in any event upon the termination of their employment or during any period of garden leave pursuant to Clause 18 deliver up to the Company all Property of the Company or any Associated Company and the Executive shall not be entitled to and shall not retain any copies thereof.

16.	Sickness

16.1	If the Executive is unable to work due to illness or injury, they should inform the HR Manager by 9.30am on the first day of absence. The Executive must also comply with the absence procedures set out in the Staff Handbook.

16.2	Subject to the Executive complying with Clause 16.1, the number of working days for which the Company will pay their base salary while they are absent due to sickness or injury is set out in the Staff Handbook. Such remuneration shall include any sums the Company is obliged to pay to the Executive pursuant to any social security or sick pay legislation. The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under the then current social security legislation (whether or not such benefit is claimed by the Executive).

16.3	If the Executive either:
(i)	becomes entitled to payment of benefit under the terms of any permanent health insurance scheme from time to time in force; or

(ii)	is refused benefit under that scheme,
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all entitlement to base salary shall cease from the earlier of the commencement of the payment of such benefit or the expiry of the relevant period referred to in Clause 16.2.

16.4	If the Executive is unable to work due to illness or injury the Company may require the Executive from time to time to undergo a medical examination by a medical practitioner nominated by the Company. The Company shall bear the cost of any such examination. The Executive agrees that this Agreement shall be taken as the Executive’s written authorisation to the nominated medical practitioner to disclose to and discuss with the Company the results of the examination and the matters which arise from it so that the Company can be notified of any matters it considers might impair the Executive’s ability properly to discharge his duties. The Company undertakes that, where such information is disclosed to it, it shall be disclosed at the same time to the Executive. The Company shall keep such information confidential and shall limit disclosure of such medical information to only those officers and employees of the Company who have a proper and necessary need to be given the information.

17.	Garden Leave

17.1	Once notice to terminate the Executive’s employment has been given by the Company or the Executive pursuant to Clause 2.2, the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and may exclude the Executive from any premises of the Company or any Associated Company.

17.2	During any period of Garden Leave the Executive shall:
(i)	continue to receive their salary and all contractual benefits in the usual way subject to clause 6.3 and subject to the terms of any benefit arrangement;

(ii)	remain an employee of the Company and bound by the terms of this Agreement; and

(iii)	not, without the prior written consent of the Company, contact or deal with any consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Associated Company.
18.	Summary Termination of Employment

18.1	The Company may terminate the employment of the Executive, without notice or payment in lieu of notice, if the Executive:
(i)	is convicted of any criminal offence (other than a motoring offence for which no custodial sentence is given to him) which in the reasonable opinion of the Company demonstrated unsuitability for further employment with the Company; or

(ii)	shall be or become prohibited by law from being a director (applicable only to directors); or

(iii)	shall be guilty of fraud, dishonesty or serious misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company or any Associated Company into disrepute) or shall commit any serious or persistent breach
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of any of his obligations (for which warnings have been given to the Executive) to the Company or any Associated Company (under this Agreement); or

(iv)	shall be guilty of fraud or wilful default in relation to the Warranties.
18.2	Any delay or forbearance by the Company in exercising any right of termination under this Clause shall not constitute a waiver of it.

18.3	In order to investigate a complaint of misconduct against the Executive the Company is entitled to suspend the Executive on full pay. The Company shall ensure that any suspension is kept for as short a time as is possible.

19.	Intellectual Property

19.1	The definitions in this Clause apply in this Agreement:
(i)	Intellectual Property Rights means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, computer software, analyses, data, spreadsheets, models, software, applications, technical information, confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world; and

(ii)	Inventions means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.
19.2	The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Executive’s employment which relate to, or are reasonably capable of being used in, the business of the Company or any Associated Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this Clause 19.2.

19.3	The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in Clause 19.2.

19.4	The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this Clause 19 and acknowledges in favor of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this Clause 20 shall be conclusive evidence that such is the case.
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20.	Other Agreements

20.1	The following documents have been superseded by this Agreement:
(i)	the letter dated 18 May 2007 from Michael Carpenter to the Executive concerning the restricted shares referred to in Clause 7; and

(ii)	the Executive’s former contract of employment with the Company.
20.2	The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement, the Staff Handbook and the RSA and that they the Executive is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement, the Staff Handbook or the RSA.

21.	Waiver of Rights

If the Executive’s employment is terminated:
(i)	by reason of liquidation of the Company for the purpose of amalgamation or reconstruction; or

(ii)	as part of any arrangement for the amalgamation of the undertaking of the Company not including liquidation or the transfer of the whole or part of the undertaking of the Company to any Associated Company; and

(iii)	the Executive is offered suitable alternative employment with the amalgamated or reconstructed company and on terms not generally less favorable to the Executive than the terms of this Agreement, the Executive will have no claim against the Company under this Agreement in respect of that termination,

22.	Data Protection

22.1	The Executive consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal information (save in respect of sensitive personal data) to other offices the Company may have or to an Associated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Executive’s employment where it is necessary or desirable for the Company to do so.

23.	Communications

23.1	Telephone calls made and received by the Executive using the Company’s equipment and use of the Company’s e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems. Any recordings made shall at all times remain the
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property of the Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.

24.	Severability

24.1	If any provision of this Agreement is determined to be void, invalid, unenforceable or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

25.	Confirmation of Agreement

25.1	The Executive represents and warrants that he has read and understood each and every provision of this Agreement, and the Executive understands that he has the right to obtain legal advice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that he has freely and voluntary entered into this Agreement.

26.	Miscellaneous Matters

26.1	The Company’s grievance procedures apply to the Executive and are outlined in the Appendix. For the avoidance of doubt, these procedures are not contractual.

26.2	The Company’s disciplinary procedures apply to the Executive and are contained in the Staff Handbook. For the avoidance of doubt, these procedures are not contractual.

26.3	There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

26.4	At any time during the period of this Agreement, and, in any event, upon the termination of the Executive’s employment (for whatever reason and howsoever arising) the Executive shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any payment of wages due to the Executive a sum in repayment of all or any part of such debts or loans.

27.	Notices

27.1	Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

28.	Variation

28.1	The Company reserves the right, at any time and from time to time, to make reasonable non-material changes to any of the Executive’s terms and conditions of employment.

28.2	The Executive will be notified of minor changes by way of a general written notice to all employees and any such changes will take effect from the date of the notice.
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28.3	The Executive will be given not less than one month’s notice of any significant changes. Such changes will be deemed to be accepted unless the Executive notifies the Company in writing of any objections before the expiry of that notice period.

29.	Governing Law

29.1	This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
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IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

SIGNED on behalf of the Company:	Signature	/s/ MEA Carpenter
Name MEA CARPENTER
Title Chief Executive
	Date	12 July 2007

SIGNED by the Executive	Signature	/s/ Rupert Atkin
Name CNR Atkin

In the presence of:	Signature	/s/ Jane C. Williams
Name Jane Williams
	Date	17 July 2007

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Appendix 1
Grievance Procedure
If the Executive has any grievance relating to this employment, they should refer the matter initially to either their immediate supervisor or director or the person to whom they are required to report. In the event the grievance relates to a complaint of victimisation or harassment and the person to whom the Executive should report the matter is involved in the complaint, they should refer the complaint to the HR Manager. The Executive may be required to set out their grievance in writing. A formal meeting will normally be arranged at which the Executive will have the right to be accompanied by a work colleague. The grievance will be considered and the Executive will be notified in writing of the decision. If the Executive considers that decision is not satisfactory, they may then appeal in writing to the Chief Executive or Chief Operating Officer, whose decision will be final and binding. An appeal should be raised within 5 working days of the original decision and should set out full grounds explaining the basis of the appeal. In most cases after the Executive’s employment has ended, the procedure outlined above will continue to apply. However, in certain circumstances a shorter process may be used if the Executive and the Company agree. Further details can be obtained from the HR Manager.
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Appendix 2
Restricted Share Agreement
VALIDUS HOLDINGS, LTD.
RESTRICTED SHARE AGREEMENT
          THIS AGREEMENT, dated as of 17th July, 2007, between Validus Holdings, Ltd. (the “Company”), a Bermuda corporation, and Charles Neville Rupert Atkin (the “Employee”).
          WHEREAS, the Employee has been granted the following award under the Company’s Amended and Restated 2005 Long Term Incentive Plan (the “Plan”);
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.
1.	Award of Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded 152,174 Restricted Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted on 17th July, 2007 (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.	Terms and Conditions. It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:
(a)	Vesting of Award. Subject to the provisions of this Section 2 below and the other terms and conditions of this Agreement, this Award shall become vested in four (4) equal annual installments, beginning on July 2, 2008 and continuing on July 2 of each of the following three calendar years. All dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(b) of the Plan shall be subject to the vesting schedule herein and shall be paid to the Employee upon any vesting of the Restricted Shares hereunder in respect of which such dividends or other amounts are payable. Except as otherwise provided in Sections 2(b) and (c) below, any portion of the Award that is not vested on the date of Termination of Service of the Employee shall be forfeited by the Employee and become the property of the Company. Notwithstanding any provision of the Plan to the contrary, the Employee shall be considered to have incurred a Termination of Service for purposes hereof on the date notice of termination of the Employee’s employment is given either by the Employee or the Company, a Subsidiary or an Affiliate unless the Employee remains actively employed with the Company, a Subsidiary or an Affiliate after such date, in which case a Termination of Service will be deemed to occur hereunder on the date the Employee ceases to be so actively employed.

(b)	The Award shall become fully vested if the Employee is a “Good Leaver”, which means the Employee’s employment has terminated due to one of the following reasons (and no Termination of Service for the purposes of clause 2(a) above shall be deemed to have incurred):
1.	agreed termination of employment;
Service Agreement July, 2007

2.	injury, ill-health, disability or redundancy;

3.	his/her death;

4.	wrongful or unfair dismissal by the relevant “Validus Group Company” (meaning the Company or any of its subsidiaries);

5.	the company in which he/she is employed ceasing to be a Validus Group Company;

6.	the entire or substantially the whole of the business carried on by the Company being transferred to a person other than a Validus Group Company; or

7.	retirement at the normal retirement age of the relevant Validus Group Company or early retirement on the grounds of ill health or with the consent of the board of the relevant Validus Group Company and in accordance with the terms of the pension plan of which the Employee is a member.
(c)	Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, within two years following a Change in Control, the Employee’s employment is terminated by the Company not for Cause, the Award shall become immediately vested in full upon such termination of employment. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan. For purposes of this Agreement, “Cause” means (a) conviction of the Employee of any criminal offence (other than a motoring offence for which no custodial sentence is given to him) which in the reasonable opinion of the Company demonstrates unsuitability for further employment with the Company; (b) the Employee shall be or become prohibited by law from being a director (applicable only to directors); (c) the Employee shall be guilty of fraud, dishonestly or serious misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company or any Affiliate into disrepute) or shall commit any serious or persistent breach of any of his obligations (for which warnings have been given to the Employee) to the Company or any Affiliate; or (d) the Employee shall be guilty of fraud or wilful default in relation to the Warranties (as defined in the service agreement between the Employee and Talbot Underwriting Services Limited).

(d)	Certificates. Each certificate or other evidence of ownership issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend (but still bearing the legend set forth in Section 7(d) below), shall be delivered to the Employee or other evidence of vested Shares shall be provided to the Employee.

(e)	Rights of a Stockholder. Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share. During such period, the Employee shall have all other rights of a
Service Agreement July, 2007

stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.

(f)	No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment.
3.	Transfer of Shares. Any vested Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, the provisions of this Agreement, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.	Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.

5.	Withholding. No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.

6.	Market Stand Off Period. The Employee covenants and agrees that he or she shall not, without the prior written consent of the Company, sell or otherwise dispose of any shares of stock of the Company during such period (a “Market Stand Off Period”) as the Company or its underwriters shall establish in connection with the filing of a registration statement in connection with an initial public offering of the stock of the Company (an “Initial Public Offering”).

7	Purchase Option. The Employee’s Shares are subject to repurchase as provided below in subsections (a) through (g) below:
(a)	If the Employee’s active service with the Company or a Subsidiary is terminated by the Employee or by the Company for Cause, the Company and/or its designee(s) shall have the option (the “Purchase Option”) to purchase, and if the Purchase Option is exercised, the Grantor (as defined below) shall sell to the Company and/or its assignee(s), all or any portion (at the Company’s option) of the Shares held by the Grantor (such Shares collectively being referred to as the “Purchasable Shares”).

(b)	The Company shall give notice in writing to the Grantor of the exercise of the Purchase Option within one (1) year after the date of Termination of Service of the Employee. Such notice shall state the number of Purchasable Shares to be purchased by the Company and the determination of the purchase price of such Purchasable Shares. If no notice is given within the time limit specified above, the Purchase Option shall be deemed to have terminated.
Service Agreement July, 2007

(c)	The purchase price to be paid for the Purchasable Shares purchased pursuant to the Purchase Option shall be the Book Value (as defined below) per share as of the date of the notice of exercise of the Purchase Option times the number of Shares being purchased. The purchase price for the Purchasable Shares shall be paid in cash or by wire transfer of immediately available funds. The closing of such purchase shall take place at the Company’s principal executive offices within ten (10) days after the purchase price has been determined. At such closing, the Grantor shall deliver to the purchaser(s) the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchaser(s). In the event that, notwithstanding the foregoing, the Grantor shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchaser(s) the closing shall nevertheless occur on such scheduled closing date, with the cash purchase price being reduced to the extent of, and paid to the holder of, all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

(d)	To ensure the enforceability of the Company’s rights hereunder, each certificate or instrument representing Shares shall bear a conspicuous legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY’S 2005 LONG TERM INCENTIVE PLAN AND A STOCK OPTION AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH LONG TERM INCENTIVE PLAN AND STOCK OPTION AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(e)	The Company’s rights under this Section 7 shall terminate upon the consummation of an Initial Public Offering.

(f)	“Book Value” shall mean the book value of a Share at the end of the fiscal quarter in which the termination of active service occurs, as determined on a fully diluted basis by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(g)	“Grantor” shall mean, collectively, the Employee, the Employee’s assignee, the executor or the administrator of the Employee’s estate in the event of the Employee’s death, and the Employee’s legal representative in the event of the Employee’s incapacity.
8.	Forfeiture Upon Breach of Certain Other Agreements. The Employee’s breach of any nonhire, nonentice, confidentiality, assignment of inventions, or other intellectual property agreement that he may be a party to with the Company or a Subsidiary, in addition to whatever other equitable relief or monetary damages that the Company or a Subsidiary may be entitled to, shall result in automatic rescission, forfeiture, cancellation, and return of any Shares (whether or not otherwise vested) held by the Employee or Grantor, and all profits, proceeds, gains, or other consideration received through the sale or other transfer of the Shares shall be promptly returned and repaid to the Company.
Service Agreement July, 2007

9.	Shareholders’ Agreement. If any Restricted Shares are scheduled to vest hereunder at a time when the Company is not a publicly-traded entity and the Employee is not a party to the Shareholders’ Agreement by and among the Company and its shareholders, as the same may be amended from time to time (the “Shareholders’ Agreement”), the Employee shall, as a condition to the Employee’s right to have such Restricted Shares vest, become a party to the Shareholders’ Agreement by execution of a joinder agreement in form and substance satisfactory to the Company.

10.	References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

11.	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Validus Holdings, Ltd. Mintflower Place 8 Par-La-Ville Road, Third Floor Hamilton HMO8 Bermuda

Attn.: Chief Financial Officer

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.

13.	Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.
Service Agreement July, 2007

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VALIDUS HOLDINGS, LTD.
By:	/s/ EJ Noonan
Edward Noonan
Chief Executive Officer and Chairman

/s/ Rupert Atkin
[Employee]

Service Agreement July, 2007

Appendix 3
Accrued Bonus:     Rupert Atkin
In respect of Executive’s bonus allocated for the 2006 year           $890,150